SEPARATION AGREEMENT AND RELEASE

In consideration of MGP Ingredients, Inc. (the “Company”) providing to me the Severance Consideration described in this Severance and Release Agreement (the “Agreement”),
I, DON TRACY, agree to the following:
Separation from Employment
1.I understand that my employment with the Company terminated effective May 28, 2015. Pursuant to Section 2.4(d)(1) of that certain Amended and Restated MGP Ingredients, Inc. Executive Employment between the Company and me dated December 17, 2013 ("Employment Agreement") the Company will pay me my base salary earned through May 31, 2015, in accordance with the Company's regular payroll schedule.
Consideration
1.    As provided pursuant to Section 2.4(e) of the Employment Agreement, I acknowledge that in exchange for my commitments set forth in this Agreement, the Company will:
a.    pay me the amount provided in Section 2.4(d)(2) of the Employment Agreement, which is the gross amount of Three Hundred Fifty-Three Thousand Two Hundred Forty and 94/100 Dollars ($353,240.94), and is an amount equal to eighteen (18) months of my regular base salary (determined as of May 28, 2015) less applicable taxes, withholding and other payroll deductions. Such amount will be paid to me in periodic installments in accordance with the Company’s regular payroll schedule as if my employment had continued for such period. However, the first such payment will be on the next payroll date following my execution of this Agreement and the expiration of the seven-day waiting period described in Section 14 of this Agreement (the “Effective Date”), and any amount delayed pending my execution of this Agreement shall be paid with the first such scheduled payroll date;
b.    pay to me the amount provided in Section 2.4(d)(3) of the Employment Agreement, which is the gross amount of Two Hundred Seventy-Six Thousand Two Hundred Twenty-Four and 27/100 Dollars ($276,224.27), and is an amount equal to one and one-half times the mean of bonuses the Company paid to me in the last three years, less deductions required by law. Such amount will be paid in a lump sum on the earliest date practicable after the Effective Date;
c.    vest 13,585 shares of restricted stock granted on August 26, 2010 (which represents pro rata vesting of the award through May 28, 2015, pursuant to the authority provided to the Human Resources and Compensation Committee under the Guidelines for Issuance of Fiscal 2010 Restricted Share Awards);
d.    as provided in Section 2.4(d)(4) of the Employment Agreement, pay to me an amount equal to the sum of (i) the cost of the employer's portion of eighteen (18)

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monthly premiums of health care coverage at the same level of coverage I had on the date my employment with the Company terminated, plus (ii) the amount necessary to pay my applicable federal and state income and employment taxes resulting from the payment of the amount in (i). Such amount is for use by me at my discretion for health care expenses.  Payment of such amount shall be paid in monthly installments for eighteen (18) consecutive months, and shall be less applicable taxes, withholding and other payroll deductions.  Each such monthly payment will be paid only so long as I or any of my dependents (i) elect to continue health care coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or as the Act is more popularly known, “COBRA”; and (ii) take the necessary steps to maintain COBRA coverage, including paying the applicable COBRA premiums, for that month. Payment of such amount shall begin on the earliest date practicable after the Effective Date.
e.    I understand and acknowledge that I am entitled to the payments referenced in this Section 2 only as a result of my execution of a release in the form provided in this Agreement and not otherwise.
f.    I understand and agree that all other employee benefits paid to me or on my behalf shall cease effective May 28, 2015, or on such later as set forth in the applicable plan(s). I hereby agree that no severance compensation of any kind, nature or amount will be payable except as set forth in this Section 2, and I irrevocably waive any claim for other severance compensation.
Release of All Claims
2.    I release the Company and all of its parents, subsidiaries, joint venturers, affiliates, assigns and successors, and all of their past, present and future owners/shareholders, officers, directors, agents, employees, trustees, representatives, insurers and attorneys (referred to in this document as the "Released Parties") from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that I may have, whether now known to me or not. Notwithstanding this Section 3, nothing in this Agreement is intended to release any claims for indemnity that I may have pursuant to the Company's bylaws and/or applicable insurance policy, or claims that cannot be released as a matter of law.
Release of All Employment Law Claims

3.    I understand and agree that I am releasing the Released Parties from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that I may have under any express or implied contract, or any city ordinance or state, federal or common law meant to protect workers in their employment relationships including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Kansas Age Discrimination in Employment Act, the Ohio Civil Rights Act, the Americans with Disabilities Act, the Equal Pay Act, 42 U.S.C. §§ 1981, 1983 and 1985, 18 U.S.C. § 1514A, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Labor Management Relations Act, Workers' Compensation laws, and under which I may have rights and claims, whether known to me or not, arising, directly or indirectly out of my employment by

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the Company, and/or the termination of my employment with the Company. Notwithstanding this Section 4, nothing in this Agreement is intended to release any claims for indemnity that I may have pursuant to the Company's bylaws and/or applicable insurance policy, or claims that cannot be released as a matter of law.
Release of Any Age Discrimination Claims
4.    I understand and agree that I am releasing the Released Parties from any and all claims, damages, lawsuits, injuries, liabilities and causes of action that I may have, under the Age Discrimination in Employment Act, the Kansas Age Discrimination in Employment Act, the Ohio Civil Rights Act, and any other federal, state or local laws prohibiting age discrimination in employment, whether known to me or not, past or present, suspected or unsuspected, arising, directly or indirectly out of my employment by the Company or the termination of my employment with the Company or any statements or actions of the Released Parties. Notwithstanding this Section 5, nothing in this Agreement is intended to release any claims for indemnity that I may have pursuant to the Company's bylaws and/or applicable insurance policy, or claims that cannot be released as a matter of law.
Will Not File Any Claims
5.     I understand and represent that I intend this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release of all claims known and unknown, suspected or unsuspected, and that I intend the release set forth herein to be final and complete. I further agree that I will not prosecute or allow to be prosecuted on my behalf, in any administrative agency or court, whether state or federal, or in any arbitration proceeding, any claim or demand of any type related to the matters released above, it being my intention that, with the execution of this Agreement, Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to me. I understand that nothing in this Agreement shall preclude me filing a charge of discrimination, or participating in an investigation, with the Equal Employment Opportunity Commission or comparable agency. However, I further agree that I cannot and will not seek or accept any personal benefit from the Company, whether in monetary or other form, as part of or related to any proceeding initiated by any other person or agency or other governmental body of the United States or any other jurisdiction.
Return of All Company Property
6.    I represent that I have returned any and all property (including, but not limited to, all computers, mobile telephones, personal computing devices, keys, tools, credit cards and Company files and documents and all copies thereof, whether in hard copy or stored electronically) of the Company, its parents, subsidiaries or affiliates that was in my possession.
Confidentiality

7.    I understand and agree that I (and my attorneys, if any) have held and will continue to hold the fact and all terms of this Agreement in utter, absolute and strictest

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confidence and secrecy, and that I have not and will not reveal the sum involved in this Agreement or its terms. The only exception is that I may inform my spouse, my professional accountants or professional tax consultants with whom I have a confidential relationship, so long as any such accountant or tax consultant is informed of this confidentiality agreement prior to the disclosure of information protected by it, and agrees to keep such information confidential.
Continuing Obligations Under Employment Agreement
8.    I understand and agree that, notwithstanding any of the provisions of this Agreement, I shall continue to be subject to, and shall comply with, the post-termination provisions in the Executive Employment, including Sections 2.5 through 2.7 and Sections 3.2 through 3.14 of the Employment Agreement. I understand and agree that if I materially breach any of my continuing obligations under the Employment Agreement, the Company shall have no further obligation to make any payment or provide any benefit under this Agreement, unless the value of the payment or benefit exceeds the actual damages sustained by the Company with respect to such material breach.
This Agreement Does Not Affect COBRA or 401(k) Rights
9.    I understand and agree that, notwithstanding any of the provisions of this Agreement, I am not releasing any rights that I may have under COBRA" or any of my vested rights in the Company's 401(k) plan.
Cooperation
10.    I agree to cooperate with the Company and its legal counsel in any litigation or disputes in which the Company is, or may become, involved, including but not limited to providing information I may have concerning any such dispute and appearing as a witness for the Company.
Non‑Admission of Liability

11.    I understand and agree that the Released Parties deny that I have any legally cognizable claims against them but that the Released Parties desire to amicably settle any and all disputes they now may have with me. I further understand and agree that neither this Agreement nor any action taken hereunder is to be construed as an admission by the Released Parties of violation of any local, state, federal, or common law - in fact, I understand that the Released Parties expressly deny any such violation.
Time to Consider this Separation Agreement and Release and 7-Day Revocation Period
12.    I acknowledge that I have been given the option to consider this Agreement for up to twenty-one (21) days before signing it. I further acknowledge that I have been advised to consult with an attorney prior to signing this Agreement.

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13.    I understand that after signing this Agreement, I have seven (7) days in which to consider it and, if desired, to revoke it by giving written notice of such revocation to the Company in care of David E. Rindom, Vice President Human Resources, MGP Ingredients, Inc., Cray Business Plaza, 100 Commercial Street, P.O. Box 130, Atchison, Kansas 66002, email: dave.rindom@mgpingredients.com, prior to the expiration of the seven-day revocation period, but that upon such revocation, I shall forfeit any and all rights to all consideration otherwise to be provided to me under the terms of this Agreement. I also understand that this Agreement shall not become effective or enforceable until the expiration of the seven-day revocation period.
Taxation
14.    I understand and agree that none of the Released Parties, including their attorneys, have made any express or implied representations to me with respect to the tax implications of any payment made herein.
Kansas Law Applies
15.    I understand and agree that this Agreement shall be governed by the laws of the State of Kansas.
Use of Headings
16.    I understand and agree that the headings in this Agreement have been inserted for convenience of reference only and do not in any way restrict or modify any of its terms or provisions.
Agreement May Not Be Modified
17.    I understand and agree that no provision of this Agreement may be waived, modified, altered or amended except upon the express written consent of the Released Parties and me.
Full Agreement
18.    I understand this Agreement sets forth the entire terms of the agreement between the Company and me. I further understand, however, that I continue to have obligations under the Employment Agreement, as described in Section 9 of this Agreement.
Invalidity of Any Provision Affects Only that Provision
19.    I understand and agree that if, for any reason, any term or provision of this Agreement is construed to be unenforceable or void, the balance of it will yet be effective and enforceable.

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Consult With an Attorney
20.    I have been advised to consult with an attorney prior to signing this Agreement.
Have Read, Understand and Have Voluntarily Signed Agreement
21.    I have read this Agreement, and I understand its contents. I have signed this Agreement voluntarily and knowingly.
Signed and Dated
22.    I have signed this Separation Agreement and Release on this   17th  day of
June        , 2015.
/s/ Don Tracy
                        DON TRACY

Agreed to:

MGP Ingredients, Inc.

by:    /s/ David E. Rindom
David E. Rindom
Vice President Human Resources

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